August 25, 2004



Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir:

We have read the statements made by Kinetics Mutual Funds, Inc. and Kinetics Portfolios Trust (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR for the period ended June 30, 2004. We are in agreement with the statements concerning our firm in such Form N-SAR.


Very truly yours,


/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin